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                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 11-K


(Mark One)

              [ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1993

                                       OR

              [   ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934
                    [NO FEE REQUIRED]

For the transition period from     to

Commission file number 0-7186


               A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                         MICHIGAN NATIONAL CORPORATION
                           DEFERRED COMPENSATION PLAN

               B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         MICHIGAN NATIONAL CORPORATION
                               27777 Inkster Road
                       Farmington Hills, Michigan  48018


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                                Exhibit Index -

Items 1 and 2. Financial Statements. "P"

                        Report of Independent Auditors

                        Consent of Independent Auditors

                        Statements of Financial Condition -
                                December 31, 1993 and 1992

                        Statements of Income and Changes in Plan Equity -
                                December 31, 1993, 1992, and 1991

                        Notes to Financial Statements

"P": The listed financial statements have been filed in paper under cover of Form SE, pursuant to Rule 311(c) of Regulation S-T (Section 232.311(c)).



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                                   SIGNATURES


       The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   MICHIGAN NATIONAL CORPORATION
                                                      DEFERRED COMPENSATION PLAN



Date:  June 29, 1994                    By: /s/ THOMAS J. KIMBRO
                                            -----------------------------
                                                Thomas J. Kimbro,
                                                Administrative Committee






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